EXHIBIT 99.1
Contact:
Stephen J. Mock
Vice President, Corporate Affairs
Pharmaceutical Resources, Inc.
(201) 802-4000

                     PHARMACEUTICAL RESOURCES, INC. RENAMED
                       PAR PHARMACEUTICAL COMPANIES, INC.

SPRING VALLEY, NEW YORK, MAY 26, 2004 - At the Pharmaceutical Resources, Inc. (NYSE:PRX) annual meeting held today, stockholders approved an amendment to the company's certificate of incorporation to change the name of the company to Par Pharmaceutical Companies, Inc. The name change will be effective on or about May 27, 2004, following the filing of the certificate of amendment with the State of Delaware.

As a result of the amendment, holders of common stock of Pharmaceutical Resources, Inc. will own the same number of shares of common stock in Par Pharmaceutical Companies, Inc. The shares of Par Pharmaceutical Companies, Inc.'s common stock will continue to trade on the New York Stock Exchange under the ticker symbol PRX.

"Our company has long been identified by our principal operating subsidiary, Par Pharmaceutical," said Scott Tarriff, president and chief executive officer. "Most of our employees work directly for Par and identify with that name. Our trade customers, strategic partners and our surrounding local communities already recognize us as Par. By extending the Par identity to all our remaining external constituencies, we will create a clearer and more recognizable corporate identity."

Par Pharmaceutical Companies, Inc. develops, manufactures and markets generic pharmaceuticals through its principal subsidiary, Par Pharmaceutical, Inc. The company is also developing a line of proprietary specialty pharmaceuticals and expects to market the first of these in 2005. Through its FineTech subsidiary, Par also develops and utilizes synthetic chemical processes to design and develop intermediate ingredients used in the production of finished products for the pharmaceutical industry. Par currently manufactures and distributes more than 170 products representing various dosage strengths of 73 drugs. For press release and other company information, visit http://www.parpharm.com.


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